Exhibit 99.2

HILTON DOMESTIC OPERATING COMPANY INC.

OFFER TO EXCHANGE

$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF HILTON DOMESTIC OPERATING COMPANY INC.’S 5.125% SENIOR NOTES DUE 2026, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), FOR ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 5.125% SENIOR NOTES DUE 2026.

            , 2019

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated            , 2019 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), relating to the offer by Hilton Domestic Operating Company Inc., a Delaware corporation (the “Issuer”), Hilton Worldwide Finance LLC, a Delaware limited liability company and the direct parent company of the Issuer (“Parent”), Hilton Worldwide Parent LLC, a Delaware limited liability company and the direct parent company of Parent (“HWP”), Hilton Worldwide Holdings Inc., a Delaware corporation and the direct parent company of HWP (“HLT Parent”), and certain of the Parent’s subsidiaries (other than the Issuer) (together with HLT Parent, HWP and Parent, the “Guarantors”), to exchange (the “Exchange Offer”) up to $1,500,000,000 aggregate principal amount of the Issuer’s 5.125% Senior Notes due 2026 which have been registered under the Securities Act (the “Exchange Notes”), for an equal aggregate principal amount of the Issuer’s outstanding unregistered 5.125% Senior Notes due 2026 that were issued on April 13, 2018 (the “Outstanding Notes”), in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and the related Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and the related Letter of Transmittal, and are not subject to any covenant regarding registration under the Securities Act. The Outstanding Notes are fully and unconditionally guaranteed (the “Outstanding Guarantees”) by the Guarantors, and the Exchange Notes will be fully and unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Outstanding Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Outstanding Guarantees. The Issuer will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients, including a Form W-9;

3.	A form of Notice of Guaranteed Delivery; and

4.

A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes that are held or record in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2019 (the “Expiration Date”), unless the Issuer otherwise extends the Exchange Offer.

To participate in the Exchange Offer, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of Wilmington Trust, National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Issuer will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offer. However, the Issuer will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Notes to their order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

HILTON DOMESTIC OPERATING COMPANY INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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